AMENDMENT OF AMENDED AND RESTATED
              FUND ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

     This Amendment is dated as of June 1, 2002, by and between Dreyfus Founders Funds, Inc., a Maryland corporation (the "Fund"), and Founders Asset Management LLC, a Delaware limited liability company ("Founders").

                                         WITNESSETH

     WHEREAS, the Fund and Founders have entered into an Amended and Restated Fund Accounting and Administrative Services Agreement, dated as of December 31, 1999 (the "Agreement"); and

     WHEREAS, at its meeting held on May 17, 2002, the Board of Directors of the Fund, which consists entirely of directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended), approved a new fee schedule for the Services provided by Founders pursuant to the Agreement;

     NOW, THEREFORE, in consideration of the above premises, the Fund and Founders hereby agree as follows:

     1. Paragraph 5 of the Agreement is amended and restated in its entirety as follows:

     5. FEES. For the services rendered and facilities furnished by Founders under this Agreement, the Fund shall cause each Portfolio to pay Founders an annual fee computed on a daily basis and paid on a monthly basis in accordance with the following schedule:

          DOMESTIC  PORTFOLIOS  (as  of  the  date  of  this  Amendment,   these
          Portfolios consist of Balanced, Discovery, Government Securities, Growth, Growth and Income, Mid-Cap Growth, and Money Market):

          o 0.06% of the daily net assets of the Portfolio from $0 to $500 million;
          o 0.04% of the daily net assets of the Portfolio from $500 million to $1 billion; and
          o 0.02% of the daily net assets of the Portfolio in excess of $1 billion.

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          INTERNATIONAL  PORTFOLIOS  (as of the  date of this  Amendment,  these
          Portfolios consist of International Equity and Passport):

          o 0.10% of the daily net assets of the Portfolio from $0 to $500 million;
          o 0.065% of the daily net assets of the Portfolio from $500 million to $1 billion; and
          o 0.02% of the daily net assets of the Portfolio in excess of $1 billion.

          GLOBAL PORTFOLIOS (as of the date of this Amendment, these Portfolios consist of the Worldwide Growth Fund):

          o The fee for domestic Portfolios set forth above shall be applied to domestic assets; and
          o The fee for international Portfolios set forth above shall be applied to foreign assets.

          The  proportions  of  domestic  and  foreign  assets  in  each  Global
          Portfolio shall be determined as of the end of each calendar month, and the allocation of domestic and international fees to such Global Portfolio for the following calendar month shall be based on such proportions.

          Founders hereby agrees to waive any fees payable by the Government Securities and Money Market Portfolios under the Agreement to the extent they exceed each such Portfolio's respective share (based on the relative net assets of all Portfolios) of a fee computed at an annual rate of 0.06% of the daily net assets of all Portfolios of the Fund, taken as a whole, from $0 to $500 million and 0.02% of the daily net assets of all Portfolios of the Fund, taken as a whole, in excess of $500 million.

          In addition, after applying the foregoing waivers and any other expense limitations or fee waivers that reduce the fees paid to Founders under the Agreement, Founders hereby agrees to waive any remaining fees under the Agreement to the extent that they exceed Founders' costs in providing the Services under the Agreement, as determined annually by Founders in connection with the annual consideration of renewal of the Agreement by the Fund's directors. In the event that the payments to Founders under the Agreement exceed such costs in any calendar year, Founders shall reimburse the Fund for such excess amount as soon as practicable after the amount of such costs has been determined. The Fund and Founders shall adjust the accruals and payments of fees pursuant to the Agreement in such manner as they may deem necessary from time to time in order to seek to minimize the amount of any such reimbursement.

          Founders also shall be reimbursed for all out-of-pocket expenses incurred by it in performing its services pursuant to the Agreement. For purposes of each daily calculation of this fee, the most recently calculated net asset value of each Portfolio, as determined by a valuation made in accordance with the Fund's procedure for calculating the net asset value of each class of each Portfolio as described in the Fund's prospectus and/or statement of additional information, shall be used. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of each class of each Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

     2. Appendix 1 to the Agreement is amended and restated in its entirety as attached hereto.

     3. All capitalized terms used in this Amendment and Appendix 1 hereto, unless otherwise defined, shall have the meanings ascribed to them in the Agreement.

     4. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Fund and Founders have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

DREYFUS FOUNDERS FUNDS, INC.


By: /s/ Richard W. Sabo

Name: Richard W. Sabo

Title: President

FOUNDERS ASSET MANAGEMENT LLC


By: /s/ David L. Ray

Name: David L. Ray

Title: Sr. Vice President-Administration

                                   APPENDIX 1
                                       TO
                              AMENDED AND RESTATED
              FUND ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

Dreyfus Founders Balanced Fund
Dreyfus Founders Discovery Fund
Dreyfus Founders Government Securities Fund
Dreyfus Founders Growth Fund
Dreyfus Founders Growth and Income Fund
Dreyfus Founders International Equity Fund
Dreyfus Founders Mid-Cap Growth Fund
Dreyfus Founders Money Market Fund
Dreyfus Founders Passport Fund
Dreyfus Founders Worldwide Growth Fund